Exhibit 10.29

**	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Worldwide Research
Pfizer Inc.
50 Pequot Avenue MS 6025-C5133
New London, CT 06320
Tel 860 732 0509 Fax 860 715 7747
Email b_j_bormann@groton.pfizer.com

Global Research & Development

December 10, 2004

B.J. Bormann, Ph.D.
Vice President
Strategic Alliances

Dr. B.J. Bormann

Vice President

Head of Strategic Alliances

Pfizer Inc.

50 Pequot Avenue

New London, CT 06320

RE: Second Amending Letter of Agreement between Pfizer Inc. and Immunicon Corporation

Dear Dr. Bormann:

Immunicon Corporation (“Immunicon”) wishes to amend the agreement between Pfizer Inc. and its Affiliates (“Pfizer”) and Immunicon, executed on February 10, 2003 having a termination date of February 10, 2004, and subsequently amended effective March 23, 2004 to terminate on February 10, 2005 (as amended, the “2003 Agreement”). We now wish to revise Appendix A, as attached to this letter, and to further extend the Term of the 2003 Agreement to make the termination date the sooner of February 10, 2006 or the termination of the clinical research study contemplated in the revised Appendix A.

All other terms and conditions of the 2003 Agreement, except as set forth above, shall remain unchanged and in full force and effect for the remainder of the Term.

If you are in agreement with the foregoing, please so indicate by signing duplicate copies of this letter in the space provided below, and return one fully signed copy to us, to the attention of Dr. Avijit Roy, Director, Business Development.

Sincerely,

/s/ Edward L. Erickson
Immunicon Corporation	Acknowledged and Agreed:
Edward L. Erickson.	Pfizer, Inc.
Chairman, President and CEO

	By:	/s/ B.J. Bormann
	Name:	B.J. Bormann
	Title:	Vice President
	Date:	12/10/2004

Exhibit A

Rationale

The implementation of pharmacodymanic markers as decision points in the development of oncology products requires access to specimens collected during clinical trials as well as access to specimens collected at pilot or methodology studies for biomarker development. Two major obstacles are presented to the implementation of this strategy: clinical feasibility and technical feasibility. The major obstacle to clinical feasibility is sample access, whereas lack of sensitivity is the major technical limitation. The use of highly sensitive methods of assessment of tumor and other rare cells (e.g. tumor antigen specific CTLs) may be able to overcome some of these limitations.

Importantly, since the collection of blood samples, in a number that does not affect patient safety, is not considered a burden to the implementation of oncology trials, it may be anticipated that, in addition to the specific project samples that would be directly procured and analyzed during this agreement, a successful collaboration with Immunicon may indirectly have an overall impact on the feasibility of a biomarker strategy implementation in a mulittude of oncology programs.

Background

Immunicon is the developer of the CellTracks system. In the CellTracks system, cell analysis is undertaken in a single step of immunomagnetic selection and alignment. Specific cell targets are recognized by magnetically and fluorescent-labeled reagent antibodies coupled to nanoparticle probes and detected using the CellSpotter Analyzer, a four color semi-automated fluorescent microscope. Image frames covering the entire surface of a cartridge are captured for each of four fluorescent filter cubes. The captured images containing objects that meet predetermined criteria are automatically presented in a web-enabled browser from which final selection of cells is made by the operator. The criteria for an object to be defined as a CTC include round to oval morphology, a visible nucleus (DAPI positive), positive staining for cytokeratin and negative staining for CD45.

In contrast to other analytical platforms (e.g., flow cytometry, hematology analyzers, and laser scanning cytometry), only cells identified by the presence of a defined antigen are presented to the optical detection system. That is, if one is for example interested in analyzing the number and signal intensity of circulating tumor cells in blood expressing a specific marker, magnetic nanoparticles and antibodies against that marker labeled with fluorescent dyes are employed to mark the cells of interest. Those particular cells that express the antigen of interest will be isolated from blood under the influence of the system’s magnetic gradient and present themselves to the optical detection system. Consequently, isolation of cells of interest can be performed in the presence of all blood constituents (including treatment drugs). Thus, this platform has advantages over traditional flow cytometry in that objects of interest can be visualized [**].

**	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Proposal

We seek to establish a research agreement with Immunicon to development and validation of specified methods for the analysis of rare circulating cells in the blood. Potential rare circulating cells are tumor cells, endothelial cells and precursors, tumor antigen specific immune cells, and antigen presenting cells, among others.

Pfizer Inc will select clinical sites and investigators for the development and validation of these methodologies, as well as provide clinical funding and monitoring for the projects as part of the overall proposal.

Materials and equipment will be provided by Immunicon.

Cost (2004-2006)

[**]

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[**]

[**]

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[**]

Proposal Objectives AND Timelines

For the duration of the Pfizer 1002 Study, Immunicon will analyze patient samples as described above.

**	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Subject Population

Inclusion Criteria

•	Disease related

1.	[**]

2.	[**]

3.	[**]

•	Prior/Concurrent Therapy

1.	[**]

2.	[**]

3.	[**]

4.	[**]

5.	[**]

6.	[**]

•	Patient related

1.	[**]

2.	[**]

3.	[**]

4.	[**]

5.	[**]

6.	[**]

7.	[**]

8.	[**]

9.	Written and voluntary informed consent.

**	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

Exclusion Criteria

1.	[**]

2.	[**]

3.	[**]

4.	[**]

5.	[**]

6.	[**]

7.	[**]

8.	[**]

9.	[**]

10.	[**]

Specimen Collection and Handling

1. SPECIMEN COLLECTION:

The blood will be drawn by a physician, registered nurse or a licensed phlebotomist at the clinical site. A maximum of [**] of peripheral blood will be drawn from each patient. The blood will be collected into properly labeled 10mL CellSave™ evacuated blood collection tubes (minimum of [**] of blood per tube).

2. SHIPPING AND HANDLING OF SPECIMENS:

The CellSave™ tubes must be maintained at ambient (10-30°C) temperature, avoiding extremes of heat and cold, at all times. The tubes must be shipped overnight to Immunicon on the same date as the draw.

Laboratory Contact Information:

C/o [**]

Immunicon – Clinical Services

3401 Masons Mill Road, Suite 100

Huntingdon Valley, PA19006-3574

Phone:215-8300751 ext. [**]

**	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

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